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----------------                               U.S. SECURITIES AND EXCHANGE COMMISSION                  ----------------------------
|F  O  R  M   4|                                       WASHINGTON, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
[ ] Check this box if no longer             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
    subject to Section 16.  Form 4                                                                      |Expires: December 31, 2001|
    or Form 5 obligations may                                                                           |Estimated average burden  |
    continue.  See Instruction 1(b).                                                                    |hours per response.....0.5|
                                                                                                        ----------------------------
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                      Section 30(f) of the Investment Company Act of 1940
   (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person*|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Persons to |
|                                        |                                                |   Issuer (Check all applicable)        |
|       OrbiMed Advisors LLC   (1)       |       Given Imaging, Ltd. (GIVN)               |                                        |
|                                        |                                                | X  Director           X 10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
| (Last)      (First)       (Middle)     |3. IRS or Social       |4. Statement for Month/ |    Officer               Other         |
|                                        |   Security Number of  |   Year                 |---(give title below) ---(specify below)|
|                                        |   Reporting Person    |                        |                                        |
|        767 Third Avenue, 30th Floor    |   (Voluntary)         |                        |                                        |
|                                        |                       |       May 2002         |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|                (Street)                |                       |5. If Amendment, Date of|7. Individual or Joint/Group Filing     |
|                                        |                       |   Original (Month/Year)|   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        |    Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        | X  Form filed by More than One         |
|  New York         NY        10017      |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|  (City)         (State)     (Zip)                                                                                                |
|                                              TABLE I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security    |2. Transac- |3. Trans-    |4. Securities Acquired (A) or  |5. Amount of     |6. Owner-   |7. Nature of   |
|   (Instr. 3)           |   tion Date|   action    |   Disposed of (D)             |  Securities     |  ship Form:|   Indirect    |
|                        |(Month/Day/ |   Code      |   (Instr. 3, 4 & 5)           |  Beneficially   |  Direct (D)|   Beneficial  |
|                        | Year)      |   (Instr. 8)|                               |  Owned at End of|  or        |   Ownership   |
|                        |            |-------------|-------------------------------|  Month          |  Indirect  |   (Instr.4)   |
|                        |            | Code |  V   |     Amount     |(A) or |      |  (Instr. 3 & 4) |  (I)       |               |
|                        |            |      |      |                |(D)    |Price |                 |  (Instr. 4)|               |
|------------------------|------------|-------------|----------------|-------|------|-----------------|------------|---------------|
|                        |            |      |      |                |       |      |                 |            |               |
|  Common Stock          |May 14, 2002|J(2)  |      |    274,940     |  (D)  | 16.10|  4,155,710(3)   |     I(3)   |               |
|------------------------|------------|------|------|----------------|-------|------|-----------------|------------|---------------|
|                        |            |      |      |                |       |      |                 |            |               |
|                        |May 15, 2002|  S   |      |     10,220     |  (D)  | 16.29|                 |            |               |
|------------------------|------------|-------------|----------------|-------|------|-----------------|------------|---------------|
|                        |            |      |      |                |       |      |                 |            |               |
|                        |            |      |      |                |       |      |                 |            |               |
|------------------------|------------|-------------|----------------|-------|------|-----------------|------------|---------------|
|                        |            |      |      |                |       |      |                 |            |               |
|                        |            |      |      |                |       |      |                 |            |               |
|------------------------|------------|-------------|----------------|-------|------|-----------------|------------|---------------|
|                        |            |      |      |                |       |      |                 |            |               |
|                        |            |      |      |                |       |      |                 |            |               |
|------------------------|------------|-------------|----------------|-------|------|-----------------|------------|---------------|
|                        |            |      |      |                |       |      |                 |            |               |
|                        |            |      |      |                |       |      |                 |            |               |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities owned directly or indirectly.          (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v)                                             Page 1

                                                              Page 1 of 2 Pages
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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1. Title  |2. Con- |3.     |4. Trans-|5. Number of      |6. Date     |7. Title and     |8. Price  |9. Number |10. Owner-|11.      |
|of        |version |Trans- |   action|   Derivative     |Exercisable |   Amount        |of        |  of      |ship Form |Nature   |
|Derivative|or      |action |   Code  |   Securities     |and         |   of Underlying |Derivative|Derivative|of Deriv- |of       |
|Security  |Exercise|Date   |(Instr.8)|   Acquired (A) or|Expiration  |   Securities    |Security  |Securities|ative     |Indirect |
|(Instr. 3)|Price of|(Month/|         |   Disposed of (D)|Date        |   (Instr. 3 & 4)|(Instr. 5)|Benefi-   |Security: |Benefi-  |
|          |Deriva- | Day/  |         |  (Instr. 3, 4    |(Month/Day/ |                 |          |cially    |Direct    |cial     |
|          |tive    |Year)  |         |   & 5)           |   Year)    |                 |          |Owned at  |(D) or    |Ownership|
|          |Security|       |         |                  |------------|-----------------|          |End of    |Indirect  |(Instr.  |
|          |        |       |         |                  |Date  |     |       |Amount or|          |Month     |(I)       |4)       |
|          |        |       |---------|------------------|Exerc |Expir|       |Number of|          |(Instr. 4)|(Instr.   |         |
|          |        |       |Code | V |    (A)   |   (D) |isable|ation|Title  |Shares   |          |          |4)        |         |
|----------|--------|-------|-----|---|----------|-------|------|-----|-------|---------|----------|----------|----------|---------|
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|----------|--------|-------|-----|---|----------|-------|-----|-----|-------|---------|----------|----------|----------|---------|
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|----------|--------|-------|-----|---|----------|-------|-----|-----|-------|---------|----------|----------|----------|---------|
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|----------|--------|-------|-----|---|----------|-------|-----|-----|-------|---------|----------|----------|----------|---------|
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|----------|--------|-------|-----|---|----------|-------|-----|-----|-------|---------|----------|----------|----------|---------|
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
|          |        |       |     |   |          |       |     |     |       |         |          |          |          |         |
-----------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
(1) Joint filing with OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel D. Isaly (4) of the same address.

(2) This relates to an in-kind distribution of shares to investors in Caduceus Private Investments, LP, a venture capital fund over which OrbiMed Capital LLC has investment management discretion.

(3) OrbiMed Advisors LLC, OrbiMed Capital LLC and OrbiMed Advisers Inc. have investment management discretion over a number of colletive investment funds investing in Depomed, Inc. stock.  The reporting persons have no beneficial interest in the securities pursuant to Rule 16a-1(2).

(4) OrbiMed Advisors Inc. is 100% owned by Samuel D. Isaly who also has a controlling interest in OrbiMed Advisors LLC and OrbiMed
    Capital LLC.

** Intentional misstatements or omissions of facts constitute Federal Criminal         /s/ Samuel D. Isaly             5/22/02
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          -------------------------------   ----------------
                                                                                  **Signature of Reporting Person       Date
Note:  File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                         Page 2
                                                                                                                     SEC 1474 (3-99)

                                                              Page 2 of 2 Pages
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